Exhibit 99.1

PharMerica Appoints Robert E. Dries as Executive Vice President and Chief Financial Officer

LOUISVILLE, Ky. – January 31, 2017 – PharMerica Corporation (NYSE: PMC), a national provider of institutional pharmacy, specialty infusion and hospital pharmacy management services, today announced the appointment of Robert E. Dries as Executive Vice President and Chief Financial Officer, effective January 31, 2017.  Mr. Dries brings to PharMerica more than 25 years of financial and operational experience and a deep knowledge of the pharmacy services industry. From 1996 to 2016, Mr. Dries held several senior positions at Omnicare Inc., most recently serving as Senior Vice President, Financial Operations from 2012 to 2016. Mr. Dries began his career at KPMG, where he provided accounting, auditing and consulting services to both public and private companies.

Gregory S. Weishar, PharMerica’s Chief Executive Officer, said, “Bob brings extensive financial and operational knowledge, as well as significant experience in the pharmacy services industry. I am confident Bob’s proven leadership and ability to manage complex issues will help advance our growth strategies.”

“I am honored to be chosen as PharMerica’s CFO,” said Mr. Dries. “PharMerica has achieved impressive growth, and has a compelling acquisition pipeline to continue expanding its institutional and specialty pharmacy businesses. I look forward to working with the talented PharMerica team to drive sustainable shareholder value creation.”

About PharMerica

PharMerica Corporation is a leading provider of pharmacy services. PharMerica serves the long-term care, hospital pharmacy management services, specialty home infusion and oncology pharmacy markets. PharMerica operates 99 institutional pharmacies, 19 specialty home infusion pharmacies and 4 specialty oncology pharmacies in 45 states. PharMerica’s customers are institutional healthcare providers, such as skilled nursing facilities, assisted living facilities, hospitals, individuals receiving in-home care and patients with cancer.

Contact:
PharMerica Corporation
Greg S. Weishar, 502-627-7950
Chief Executive Officer